WASHINGTON, DC 20549

FORM 8 - K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): June 20, 2002

Florida East Coast Industries, Inc.

(Exact Name of Registrant as Specified in its Charter)

Florida	001-08728	59-2349968

(State or Other Jurisdiction	(Commission File Number)	(IRS Employer

of Incorporation)		Identification Number)

One Malaga Street, St. Augustine, FL	32084

(Address of Principal Executive Offices)	(Zip Code)

904/826-2398

(Registrant’s Telephone Number, Including Area Code)

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1935, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Florida East Coast Industries, Inc. (Registrant)

Date: June 20, 2002	By:	/s/ Heidi J. Eddins

	Name:	Heidi J. Eddins

	Title:	Executive Vice President,

Secretary and General Counsel

Item 5. Other Events

On June 20, 2002, the Registrant issued a press release which announced it had retained Morgan Stanley to assist in a review of strategic alternatives for FECI’s wholly owned telecommunications subsidiary, EPIK Communications Incorporated.

The press release is reproduced below.

Contacts:

Investors	Bradley D. Lehan

(904) 819-2128

Media	Husein A. Cumber

(904) 826-2280

FLORIDA EAST COAST INDUSTRIES TO REVIEW STRATEGIC
ALTERNATIVES FOR TELECOMMUNICATIONS SUBSIDIARY

ST. AUGUSTINE, FL – June 20, 2002 – Florida East Coast Industries, Inc. (NYSE: FLA, FLA.b) (FECI) today announced it has retained Morgan Stanley to assist in a review of strategic alternatives for FECI’s wholly owned telecommunications subsidiary, EPIK Communications Incorporated.

FECI Chairman and Chief Executive Officer Robert W. Anestis stated: “Our subsidiary, EPIK, owns and operates a first rate, state of the art telecommunications system connecting the main population centers and international cable landings in Florida. However, there is overcapacity in the industry and consolidation among competitors could reduce costs and strengthen service offerings for customers. Accordingly, we believe at this time it is appropriate to explore strategic transactional alternatives for EPIK.”

EPIK owns and operates a telecommunications network that links the major metropolitan centers of Florida; Atlanta, Georgia; and the submarine telecommunications cable landing stations in and near Miami. EPIK’s network includes approximately 1,850 inter-city route miles (approximately 278,000 fiber-strand miles) and approximately 450 metro-ring route miles (approximately 19,500 fiber-strand miles) in Miami, Orlando, Jacksonville, Tampa, Fort Myers, Fort Lauderdale, Melbourne, Daytona, St. Augustine, and Atlanta. The network is fully redundant, using geodiverse fiber paths and SONET/SDH architecture. EPIK’s 12 long-haul Points-of-Presence (POPs) are equipped with OC-192 dense wavelength division multiplexing (DWDM) equipment. The network contains 33 metro POPs powered by next generation optical equipment and the latest technology is used to provide Internet Protocol and Ethernet services. Construction of the network was completed in late 2001. In the first quarter of 2002 EPIK operated at breakeven net cash flow (EBITDA after capital spending and income tax return benefits of FECI’s consolidating EPIK’s losses). EPIK has no third party debt obligations.

As of March 31, 2002, the book value of EPIK’s operating net assets (assets minus third party liabilities) was approximately $200 million. If the Company consummates a transaction involving EPIK, it likely would be for less than the book value, which would result in a non-cash charge to earnings. In the event a transaction occurs at an amount less than EPIK’s tax basis, which was approximately $305 million at March 31, 2002, it is also possible that FECI will derive income tax return benefits from the loss. Recent tax law changes would permit FECI to carry back certain losses, if recognized in 2002, against up to $205 million of FECI’s prior years’ taxable income. The amount and timing of tax benefits, if any, would depend on the consideration received, the structure of the transaction and the date of consummation. There can be no assurance that the strategic review will result in a transaction involving EPIK or any recovery of taxes paid in prior years.

About Florida East Coast Industries, Inc.

Florida East Coast Industries, Inc., headquartered in St. Augustine, Fla., conducts operations through four wholly owned subsidiaries: Flagler Development Company (Flagler), Florida East Coast Railway, L.L.C. (FECR), Florida Express Carriers, Inc. (FLX) and EPIK Communications Incorporated (EPIK). Flagler owns, develops, leases and manages 7.2 million square feet of commercial and industrial space, owns approximately 930 acres of entitled land and 13,400 acres of additional Florida properties. FECR is a regional freight railroad that operates 351 miles of main line track from Jacksonville to Miami. FLX provides truckload service, intermodal drayage and transportation logistics services in conjunction with FECR. EPIK, based in Orlando, Fla., is a carriers’ carrier that provides bandwidth capacity, dark fiber leases and collocation services to telecommunication providers. For more information, visit the Company’s Web site at http://www.feci.com.

This news release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include the Company’s present expectations or beliefs concerning future events. The Company cautions that such statements are necessarily based on certain assumptions, which are subject to risks and uncertainties that could cause actual results to materially differ from those contained in these forward looking statements. Important factors that could cause such differences and other risk factors are included in the Company’s filings with Securities and Exchange Commission, including the Company’s most recently filed Forms 10-K and 10-Q. In addition there are risks related to factors such as changes in telecommunications industry business conditions, receptivity to industry consolidation by the securities markets, and perceptions of future growth of demand for telecommunication services in Florida and elsewhere, all of which could affect third parties’ level of interest in and ability to consummate a transaction involving EPIK that is acceptable to the Company. In addition, factors such as unanticipated changes in tax laws, regulations and interpretation thereof could limit the tax benefits of certain possible transactions. The Company assumes no obligation to update the information contained in this news release, which speaks only as of its date.